Exhibit 99.1

Pediatrix Acquires Nation's Largest Independent Laboratory
Specializing in Newborn Metabolic Screening

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 14, 2003--Pediatrix Medical Group, Inc. (NYSE:PDX), has expanded its ability to provide screening services to the nation's newborns, completing the acquisition of Neo Gen Screening, Inc. Neo Gen Screening has developed several proprietary processes to screen for the presence of genetic disorders using small blood samples drawn during the first few days of a baby's life.
    Neo Gen Screening, based in suburban Pittsburgh, is the nation's largest independent laboratory specializing in newborn metabolic screening. It was a privately-held company founded by Edwin Naylor, Ph.D., in 1994.
    Pediatrix paid total consideration of $34 million in cash for Neo Gen Screening and expects the acquisition will be immediately accretive to Pediatrix's 2003 earnings per share. Neo Gen Screening will operate as a wholly-owned subsidiary of Pediatrix, and Dr. Naylor has signed a long-term employment agreement.
    Pediatrix is the nation's largest provider of physician services for maternal-fetal and newborn intensive care, staffing more than 200 hospital-based neonatal intensive care units (NICUs) across the country and Puerto Rico.
    "This is an exciting opportunity to expand our newborn screening programs and represents an excellent strategic fit for Pediatrix's core operations," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix. "We believe that our presence in more than 200 hospitals will provide accelerated growth and open new markets for Neo Gen Screening."
    "The shared commitment to providing state-of-the-art screening and diagnostic services to newborns is what brought Neo Gen Screening and Pediatrix together," said Dr. Naylor, President and Laboratory Director of Neo Gen Screening. "We believe that the synergies resulting from this transaction will have a significant impact on the introduction of new screening methodologies, and at the same time make our existing expanded newborn screening services available to a significantly greater number of newborns."
    Dr. Naylor founded Neo Gen Screening in 1994 to provide access to supplemental metabolic screening for newborns throughout the nation. Neo Gen Screening has applied patented tandem mass spectrometry and other state-of-the-art processes to create a cost-effective newborn metabolic screen that tests for the presence of more than 50 genetic conditions that are potentially manageable if detected early. If left undetected, these conditions may lead to any number of complications, including mental retardation and death.
    Newborn screening in general is an area of increasing interest among healthcare providers and state and federal healthcare regulators because early detection and successful intervention of many conditions has a direct impact on reducing healthcare costs and improving the quality of life for patients.
    All states require that newborns be screened for a limited number of genetic deficiencies before being discharged from the hospital. Neo Gen Screening has contracts with several states, as well as with individual hospitals, to provide newborn metabolic screening services. In addition, many parents choose to have supplemental metabolic tests performed on their children.
    Pediatrix has developed the nation's largest newborn hearing screen program, testing more than 200,000 babies born at 100 hospitals around the nation. Many states have mandated that babies be screened for possible hearing loss before they are discharged from the hospital so that a course of treatment can begin as early as possible.

    Investor Conference Call

    Pediatrix Medical Group, Inc., will host an investor conference call at 11 a.m., Eastern Time, to provide more specific information about this transaction and its impact on Pediatrix's operations. The conference call Webcast may be accessed from the Company's website, http://www.pediatrix.com, or from http://www.companyboardroom.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time May 21, 2003 by dialing 800-475-6701, access code 684892. The replay will also be available at http://www.pediatrix.com and at http://www.companyboardroom.com.

    About Pediatrix

    Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 625 physicians in 30 states and Puerto Rico. Additional information is available on the Internet at http://www.pediatrix.com and http://www.neogenscreening.com.

    Matters discussed in this release may include forward-looking statements within the meaning of the securities laws. All statements, other than statements of historical facts, that address activities, events or developments that Pediatrix intends, expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be relevant. Any forward-looking statement is not a guarantee of future performance and is subject to various risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statement. Such risks and uncertainties include, among others: pending and future billing and other investigations by government authorities; Pediatrix's ability to comply with laws and regulations applicable to the healthcare industry; limitations of, reductions in or retroactive adjustments to reimbursement amounts or rates by government-sponsored healthcare programs; whether physicians appropriately record the services they provide; Pediatrix's ability to find suitable acquisition candidates and to successfully integrate future or recent acquisitions; laws protecting the privacy of patient healthcare information; federal and state healthcare reform or changes in government-sponsored healthcare programs; Pediatrix's ability to successfully recruit and retain qualified physicians; malpractice and other lawsuits; the value of Pediatrix's intangible assets, such as goodwill; Pediatrix's ability to manage growth; fluctuations in quarterly results; and competition in the healthcare industry.
    Pediatrix more fully describes these and other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Any forward-looking statements in this press release are made as of the date hereof based on management's current beliefs and expectations and Pediatrix has no obligation to update and revise any such statements, whether as a result of new developments, information or otherwise.

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954/384-0175, Ext. 5300
             bob_kneeley@pediatrix.com